PRIVILEGED AND CONFIDENTIAL

June 13, 2014

EQ Advisors Trust

c/o AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

Re:	Reorganizations to Combine Series of a Delaware
Statutory Trust

Ladies and Gentlemen:

EQ Advisors Trust, a Delaware statutory trust (“Trust”), on behalf of each of its segregated portfolios of assets (“series”) listed on Schedule A attached hereto (“Schedule A”),1 has requested our opinion as to certain federal income tax consequences of each Acquiring Portfolio’s proposed acquisition of the Target listed on Schedule A opposite its name (each, a “corresponding Target”) pursuant to a Plan of Reorganization and Termination approved and adopted by the Trust’s Board of Trustees (“Board”) at a meeting held on December 10-11, 2013 (“Plan”).2 The Plan contemplates each Acquiring Portfolio’s acquisition of all the Assets3 of its corresponding Target in exchange solely for shares in that Acquiring Portfolio and that Acquiring Portfolio’s assumption of all Liabilities of that Target, followed by that Target’s distribution of those shares pro rata to its Shareholders in liquidation thereof (all the foregoing transactions involving each Acquiring Portfolio and its corresponding Target being referred to herein collectively as a “Reorganization”).

In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated March 31, 2014, regarding the Reorganizations that was furnished in connection with the solicitation of voting instructions by the Board, on the Targets’

1  Each series listed under the heading “Targets” on Schedule A is referred to herein as a “Target,” each series listed under the heading “Acquiring Portfolios” thereon is referred to herein as an “Acquiring Portfolio,” and each Target and Acquiring Portfolio is sometimes referred to herein as a “Portfolio.”

2  At that meeting, the Board “VOTED” that “the [Plan] be, and it hereby is, authorized, approved and adopted, in substantially the form presented at this meeting, with such changes and amendments as the officers of the Trust, with the advice of counsel, may deem necessary or desirable.” The Plan, dated as of May 19, 2014, consists of that form with such changes.

3  Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

PRIVILEGED AND CONFIDENTIAL

EQ ADVISORS TRUST

JUNE 13, 2014

behalf, for use at a special meeting of the Targets’ shareholders that was held on May 21, 2014 (“Proxy/Prospectus”), (3) the letter dated March 31, 2014 (which accompanied the Proxy/Prospectus), to owners of variable life insurance policies and/or variable annuity contracts or certificates that participate in one or more of the Targets through the investment divisions of a separate account or accounts established by AXA Equitable regarding instructing AXA Equitable how to vote the Target Shares related to those owners’ interests in those accounts as of the close of business on February 28, 2014, (4) the Notice of Special Meeting of Shareholders and Contractholder Voting Instructions, each also dated March 31, 2014, that accompanied the Proxy/Prospectus, and (5) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the conditions set forth in paragraph 4 of the Plan (as contemplated in paragraph 4.3(q) thereof, which provides, among other things, that we may assume satisfaction of all those conditions and may treat them as representations and warranties the Trust made to us) (each, a “Representation”). We have assumed that any Representation made “to the knowledge and belief’ (or similar qualification) of any person or party is — and as of immediately after the close of business (4:00 p.m., Eastern Time) on the date hereof, in the case of each Reorganization in which EQ/Invesco Comstock Portfolio is the Acquiring Portfolio, and on June 20, 2014, in the case of the Reorganization in which EQ/Large Cap Growth PLUS Portfolio is the Acquiring Portfolio (“LCG Reorganization”) (each, an “Effective Time”), will be — correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

With respect to each Reorganization and the Portfolios participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts set forth in the Documents (conditioned, in the case of the LCG Reorganization, on no change in any Document between the date hereof and the Effective Time thereof) and the assumptions described above, and conditioned on all the Representations’ being true and complete at the applicable Effective Time and the Reorganization’s being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1)        Target’s transfer of the Assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and Acquiring Portfolio’s assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in

PRIVILEGED AND CONFIDENTIAL

EQ ADVISORS TRUST

JUNE 13, 2014

complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)(D) of the Code), and each Portfolio will be “a party to a reorganization” (within the meaning of Code section 368(b));

(2)        Target will recognize no gain or loss on the transfer of the Assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and Acquiring Portfolio’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

(3)        Acquiring Portfolio will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Portfolio Shares and its assumption of the Liabilities;

(4)        Acquiring Portfolio’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Portfolio’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Portfolio’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5)        A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Portfolio Shares pursuant to the Reorganization; and

(6)        A Shareholder’s aggregate basis in the Acquiring Portfolio Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Portfolio Shares, and its holding period for those Acquiring Portfolio Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on the Portfolios participating therein or the Shareholders thereof with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion regarding each Reorganization is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the IRS in existence at the applicable Effective Time. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the applicable Effective Time with respect to any such change or

PRIVILEGED AND CONFIDENTIAL

EQ ADVISORS TRUST

JUNE 13, 2014

modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies with respect to a particular Reorganization only to the extent each Portfolio participating therein is solvent, and we express no opinion about the tax treatment of any Reorganization if either Portfolio participating therein is insolvent. Finally, our opinion is solely for the addressee’s information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

K&L GATES LLP

SCHEDULE A

TARGETS	ACQUIRING PORTFOLIOS
EQ/Davis New York Venture Portfolio	EQ/Invesco Comstock Portfolio
EQ/Lord Abbett Large Cap Core Portfolio	EQ/Invesco Comstock Portfolio
EQ/Equity Growth PLUS Portfolio	EQ/Large Cap Growth PLUS Portfolio